Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 33-71744, 33-88812, 33-87308, 333-46613, 333-92395, 333-49890, 333-73208, 333-98285, 333-113614, 333-115342, 333-150258, 333-173066 and 333-190524 on Form S-8 and No. 333-190511on Form S-3 of our reports dated March 17, 2014, relating to the financial statements and financial statement schedule of Kopin Corporation (which report expressed an unqualified opinion and includes an explanatory paragraph relating to sale of the III-V product line), and the effectiveness of Kopin Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Kopin Corporation for the year ended December 28, 2013.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 17, 2014